UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

November 30, 2012

W270, INC.

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation or Organization)

333-176388	1328 West Balboa Boulevard Suite C Newport Beach, CA 92661	45-2808694
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(949) 903-0468

(Registrant’s telephone number, including area code)

4221 Camino Alegre, La Mesa, CA 91941

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 5.01	Changes in Control of Registrant.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 30, 2012, Wesley Fry (“Fry”) and W-Net Fund I, L.P. (“W-Net”) (the “Buyer”), entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which Fry (the “Seller”) would sell to the Buyer, and the Buyer would purchase from the Seller, an aggregate of 6,000,000 shares of the W270, Inc.’s (the “Company”) common stock (the “Shares”), which Shares represent 75.0% of the issued and outstanding shares of the Registrant’s common stock, (2) Seller would release the Registrant from any and all existing claims, (3) Fry would settle various liabilities of the Registrant and (4) Fry would indemnify the Buyer and the Company from liabilities arising out of any breach of any representation, warranty, covenant or obligation of Fry.. The closing occurred on November 30, 2012. The Buyer paid for the Shares with personal funds. Simultaneous with the closing Buyer sold to Verdad Telecom, Inc. one half of the Shares. There are no arrangements or understandings by and among members of both the former and new control groups and their associates with respect to election of directors or other matters of the Company.

At the Closing, Fry resigned as the Company’s sole director, Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer, and Eric Stoppenhagen, age 39, was elected as the Company’s sole director, President, Chief Financial Officer and Secretary, to serve in such capacities until his successors are duly elected and qualified. Mr. Stoppenhagen provides financial and management services to small to medium-sized companies that either are public or desire to become public. He provides financial and management services to small to medium-sized companies that either are public or desire to become public. He provides CFO services to these companies, which includes as transaction advice, preparation of security filings and advice regarding compliance with corporate governance requirements. Mr. Stoppenhagen has more than ten years of financial experience having served in an executive capacity for several public and private companies, including as President of DigiPath, Inc. from 2010 to present, President of Gold Hill Resources, Inc. from 2011 to present, Vice President of Finance and subsequently Interim President of Trestle Holdings, Inc. from 2003 to 2009; Interim President of WoozyFly Inc. from 2009 to 2010; Interim President of Trist Holdings, Inc. from 2007 to 2010; CFO and Director of AuraSource, Inc. from 2008 to present; President of Catalyst Lighting Group, Inc. in 2010; and, CFO of Jardinier Corp. from 2007 to 2008. Mr. Stoppenhagen is a Certified Public Accountant and holds a Juris Doctorate and Masters of Business Administration both from George Washington University. Additionally, he holds a Bachelor of Science in Finance and a Bachelor of Science in Accounting both from Indiana University.

At the Closing, the Registrant and Mr. Stoppenhagen entered into a Consulting, Confidentiality and Proprietary Rights Agreement pursuant to which the Company engaged Mr. Stoppenhagen, to provide financial duties required to maintain a publicly reporting status and services as the Company’s interim sole director and officer. Mr. Stoppenhagen shall receive a quarterly fee of $5,000 either paid in advance or accrued on the 1st day of the quarter as consideration of these services described above, and may receive additional fees for services beyond the duties described above. A copy of the Consulting, Confidentiality and Proprietary Rights Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Immediately following the Closing, the beneficial ownership of the Company’s common stock for (i) persons who beneficially own more than 5%; (ii) persons who are directors and executive officers; and (iii) all directors and executive officers a group, was as follows:

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Executive Officers
Eric P. Stoppenhagen (1) 1328 W. Balboa Blvd. Suite C Newport Beach, CA 92661	3,000,000	37.5%

All Directors and Executive Officers as a Group (1 individual)	3,000,000	37.5%

5% Stockholders
Verdad Telecom, Inc. (1) c/o Eric Stoppenhagen, President 1328 W. Balboa Blvd. Suite C Newport Beach, CA 92661	3,000,000	37.5%

W-Net Fund I, L.P. (2) c/o David Weiner, General Partner 12400 Ventura Blvd., Suite 327 Studio City, California 91604	3,000,000	37.5%

David Weiner (2) 12400 Ventura Blvd., Suite 327 Studio City, California 91604	3,000,000	37.5%

(2)	David Weiner has voting and investment control over the securities owned by W-Net, and therefore Mr. Weiner may be deemed a beneficial owner of the 3,000,000 shares of common stock owned by W-Net. Mr. Weiner disclaims beneficial ownership in such shares.
(1)	Eric Stoppenhagen has voting and investment control over the securities owned by Verdad, and therefore Mr. Stoppenhagen may be deemed a beneficial owner of the 3,000,000 shares of common stock owned by Verdad. Mr. Stoppenhagen disclaims beneficial ownership in such shares.

There are no arrangements known to the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired. None.

(b)	Pro forma financial information. None.

(c)	Shell company transactions. Not applicable.

(d)	Exhibits.
	10.1	Consulting, Confidentiality and Proprietary Rights Agreement between Eric Stoppenhagen and W270, Inc. dated December 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W270, Inc.

Date: December 3, 2012	By:	/s/ Eric Stoppenhagen
Eric Stoppenhagen
President